UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) March 25, 2013

E. I. du Pont de Nemours and Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-815	51-0014090
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

1007 Market Street
Wilmington, Delaware 19898
(Address of principal executive offices)

Registrant’s telephone number, including area code:   (302) 774-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 25, 2013, DuPont, through its subsidiary, Pioneer Hi-Bred International, Inc. (“Pioneer”), entered into technology license agreements with Monsanto Company. As part of those agreements, DuPont received a non-exclusive, royalty bearing license in the United States and Canada for Monsanto's Genuity® Roundup Ready 2 Yield® glyphosate tolerance trait and for Monsanto's dicamba tolerance trait. These herbicide tolerance traits are incorporated into soybean seeds. In addition, DuPont receives post-patent regulatory data access and maintenance support for the Roundup Ready® 1 glyphosate tolerance trait for soybeans, the Genuity® Roundup Ready 2 glyphosate tolerance trait for corn, and the YieldGard® corn borer insect resistance trait for corn. These traits are already incorporated into several of DuPont Pioneer's corn and soybean varieties. DuPont also grants Monsanto licenses to certain DuPont Pioneer disease resistance technology and corn defoliation patents.

Under these agreements, DuPont will make a series of up-front and variable based royalty payments subject to future delivery of enabling soybean genetic material. Total annual fixed royalty payments of $802 million contemplated under the arrangement for trait technology, associated data and soybean lines to support commercial introduction are expected to come due in years 2014-2017. Additionally, beginning in 2018, DuPont will pay royalties on a per unit basis related to the Genuity® Roundup Ready 2 Yield® and dicamba tolerance traits for the life of the license, subject to annual minimum payments through 2023 totaling $950 million.

DuPont's contractual obligations will increase as follows as a result of these agreements:

(Dollars in millions)	Total	2013	2014 - 2015	2016 - 2017	2018 and beyond
License agreements	$1,752	$—	$346	$456	$950

In addition, Monsanto agreed to dismiss its claim, including the August 2012 jury damage award, that DuPont willfully infringed Monsanto's Roundup Ready® 1 soybean patent. In return, DuPont agreed to dismiss its antitrust counterclaims against Monsanto. The parties have also agreed to present the “fraud” sanctions against DuPont for immediate appeal.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E. I. DU PONT DE NEMOURS AND COMPANY
(Registrant)

/s/ Barry J. Niziolek
Barry J. Niziolek
Vice President and Controller

March 26, 2013

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